Exhibit 99.1

Motive Continues To Gain Market Momentum

Sales Progress Extends Customer Relationships, Product Reach and Geographic Footprint

AUSTIN, Texas, May 10, 2007 - Motive, Inc. (OTC: MOTV), a leading provider of management software for broadband and mobile data services, said today that it continues to build sales momentum, winning significant contracts, expanding its sales into new geographies, and extending its products and solutions into new, fast-growing market segments.

“During the first months of 2007 we have continued to build on the success from 2006,” said Alfred Mockett, chairman and chief executive officer of Motive. “Our core business remains strong. To date in 2007, we have signed up five new customers and have also been successful in renewing virtually all expiring licenses with existing customers. In addition we have made 21 sales of our HDM (Home Device Manager™) product in under 20 months.”

Mr. Mockett continued: “Even more significantly, we are seeing exciting growth opportunities in new and emerging markets for Motive. We have made our first sale to a pure-play mobile operator – Japan’s EMOBILE Ltd., the first new mobile licensee in Japan in a dozen years. The mobile market is a natural extension for our technology, and we expect excellent growth opportunities as carriers continue to invest in bringing new products and services to market.”

“We also reached another milestone through our recent arrangement to support India’s largest telecom operator, BSNL, where we will be assisting with the roll-out and management of broadband services through the deployment of Motive’s self-activation, self-service and remote device management solutions. And finally, we have expanded our business in the Mediterranean basin through HDM sales to NetOne and Vivodi.”

Motive has also made progress in expanding its distribution and channel partnerships, Mr. Mockett said. He pointed to the MotiveSmart(tm) Verification Program, which continues to build momentum by expanding to include industry leading Customer Premise Equipment (CPE) partners in South and East Asia, a region that is a focus of Motive sales activity and one that is embracing new technologies from leading CPE manufacturers. “Our ability to support multiple CPE manufacturers is a competitive advantage for Motive and one that helped us secure the BSNL contract. By leveraging our partner program, we were able to prove our device management capabilities with CPE from manufacturers such as Conexant, Broadcom, ZTE, Siemens and Trendchip,” Mr. Mockett noted.

As announced on April 3, 2006, Motive is restating its financial results for periods dating back to 2001.

Update

As of March 31, 2007, Motive had a cash position of approximately $34 million and zero debt, as compared with cash of approximately $42 million at the end of calendar year 2006. Mr. Mockett noted: “We continue to diligently monitor and manage our cash, mindful of the main factors that impact our cash flow: investment necessary to build our business, product development and deployment cycles, the migration to our pay-as-you go business model, and cash expenditures associated with the ongoing restatement process, SEC investigation and securities litigation.”

As of March 31, 2007, headcount stood at 284, as compared with 276 at year end 2006. Mr. Mockett noted that the company’s Indian Development Center (IDC) has added 6 employees since the beginning of the year and now employs 53, as compared with 21 one year ago. Mr. Mockett noted that growth in headcount at the IDC is a result of Motive’s success and has had a positive financial impact on the company.

“I believe that we are seeing our strategies bear fruit, thanks to the focus on execution by our management team and staff,” Mr. Mockett said. “We are extending our reach – both geographically and technologically, and our both existing and new customers are responding positively. We are also working to diligently to complete the restatement as soon as practicable.”

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty. Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, anticipated customer demand for our products and services, our ability to successfully migrate to a “pay-as-you-go” business model, our ability to charge and collect amounts due from our customers, our concentrated customer base and our dependency on a small number of relatively large orders, our ability to attract and retain customers, our mix of perpetual and term licenses, the effect of the timing of recognition of revenue from our licensed products, our typically long sales cycle, our strategic alliance and distribution arrangements, the adequacy of our liquidity and capital resources, our ability to control expenses, the rapid pace of technological change, the strength of competitive offerings from other providers, our ability to market our products in new geographic areas, the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future, our ability to attract and retain key personnel, the intensely competitive nature of the market for our products and services, our ability to timely complete the restatement of our historical financial results and complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing the SEC inquiry, the outcome of pending securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the Securities Exchange Commissions, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

Investor Contact:	Media Contact:
Mike Fitzpatrick	Al Bellenchia
Motive, Inc.	The Torrenzano Group
512.531.1044	212.681.1700 x 156
ir@motive.com	abellenchia@torrenzano.com

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